Private & Confidential
Contract of Employment Mike Clarke
Delphi Technologies plc

Private & Confidential                                December 6, 2017
Mike Clarke
[ADDRESS]

Dear Mike,

Contract of Employment

We are pleased to confirm your change of role to Chief Human Resources Officer, reporting to the Chief Executive Officer & President. Your start date will be January 1, 2018 and your annual compensation package will be:
Annual Base Salary             £384,560
Annual Incentive Target % of         60% (of Annual Base Salary)
Annual Long-Term Incentive Target    $500,000 USD

We believe that you have a significant contribution to make to this role and look forward to receiving your written acceptance of this amendment.

The benefits associated with this offer are detailed in the enclosed Contract of Employment and Appendix, should you have any further questions please do not hesitate to contact us.

To accept this Contract of Employment, please sign this document and return to Alice Herring.

Congratulations on your new role and we wish you every success for the future.

Yours sincerely,

/s/ Liam Butterworth

Liam Butterworth
Chief Executive Officer    & President
Telephone: [PHONE NUMBER]
Email:    [EMAIL ADDRESS]

Contract of Employment
These are the terms and conditions of employment that apply to you.

1	Employer
Your employer is Delphi Powertrain Systems Management Limited and the registered office is 1 Park Row, Leeds, North Yorkshire, LS1 5AB.

2	Employee

2.1	Mike Clarke of [ADDRESS]

3	Job Title

3.1	Your job title is Chief Human Resources Officer, Delphi Technologies plc. You will also be an elected Officer of Delphi Technologies

4	Date of Commencement

4.1
Your employment shall commence on the date set out in Section 2 of the Appendix ("Commencement Date"). Your period of continuous employment (for statutory employment rights purposes) commenced on the date set out in Section 3 of the Appendix. No previous employment outside of the employer will be treated as continuous with your employment by the Company.

5	Probationary Period

5.1    Not applicable.

6	Permission to work in the United Kingdom

6.1
Your employment is conditional upon you having the appropriate permission to work in the United Kingdom by the Commencement Date. If you do not have that permission by the Commencement Date, this Agreement will not take effect and the Company will cease to owe any obligations to you under it. If, in the reasonable opinion of the Company, you cease to have the appropriate permission to work in the United Kingdom after the Commencement Date, this Agreement may be terminated summarily.

6.2
You will co-operate with the Company in providing valid, original or copy documents and information promptly when requested by the Company in connection with this clause. You will update the Company promptly of any change in your contact details, address and any significant change in your circumstances which may impact your permission to work in the United Kingdom.

7	Duration of Employment and Termination

7.1
Your employment shall continue for an indefinite period and shall be terminable on notice or otherwise as set out below. The period of notice to be given in writing by either you or the Company to terminate your employment is set out in Section 5 of the Appendix.

7.2
During any period of notice of termination served in accordance with this clause (whether given by you or the Company), the Company shall be under no obligation to assign any duties to you and shall be entitled to exclude you from its premises (“Garden Leave Period”). During the Garden Leave, you will continue to be bound by all other express and implied terms of this contract. You will also remain entitled to receive your remuneration and other contractual benefits.

7.3
If either you or the Company is giving notice to terminate the employment, the Company reserves the right to pay you in lieu of notice or part of notice rather than asking you to work your notice period. Pay in lieu of notice will not be paid where gross misconduct is the reason for termination of employment. Holidays may only be taken during a notice period with the permission of the relevant Director.

Payment in lieu of notice will be equal to the basic salary (as at the date of termination) which you would have been entitled to receive under this contract agreement during the notice period (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	Any bonus or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)	Any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made; and

(c)	Any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

7.1
Nothing in this clause shall preclude the Company from terminating your employment without notice or a payment in lieu of notice in appropriate circumstances, including (without limitation) serious/gross misconduct.

7.2
    Under agreed circumstances, employment may be terminated sooner by agreement with yourself and the Company to waive part of the notice period. In these circumstances no payment will be made for the un-worked portion of the notice period.

8	Basic Salary

8.1	Your current basic salary and payment details are set out in Section 6 of the Appendix.

8.2	Your salary/pay will be reviewed annually, although it will only be increased at the discretion of the Company. There is no guarantee that it will be increased.

8.1
You authorise the Company to deduct from your basic salary/pay, and to set off against any monies due to you under clause 8 (Expenses) or otherwise, any sum due to the Company from you including, without any limitation, any overpayments (including overpayments of holiday), loans or advances made to you by the Company, sums authorised to be deducted under a prior agreement (such as under a Salary Sacrifice Scheme or a study agreement) and the cost of repairing any damage or loss to the Company’s property caused by you.

1	Incentive arrangements

1.1
In addition to your basic salary referred to in clause 8.1 above, you may be entitled to participate in the Company's bonus scheme and other incentive arrangements in place from time to time. If you are, it will be set out in Section 7 and/or Section 8 of the Appendix and will be subject to the relevant rules of any such schemes from time to time in force.

1.2
The terms and amount of any bonus will be decided from time to time by the Board in its sole discretion. Any payment will not form part of your salary, and will not be taken into account in calculating any benefits which are calculated by reference to salary. In determining whether a bonus is to be paid, and if so the size of that bonus, the Board may take into account such factors as it considers, in its absolute discretion, to be appropriate, which may include anticipated future performance and/or past performance of you or the Company, although it has no obligation to take any of these factors into account.

1.3
For the avoidance of doubt, bonus will not accrue, nor will you have any legitimate expectation as to the size or form of the discretionary bonus, until the Company pays it to you and any communication before a bonus is paid shall be treated as indicative only. There are no circumstances whether in reliance on express or implied terms or otherwise where you can require pay out of a particular sum or payment in a particular form or claim compensation for loss of such a bonus. You will not be eligible for a bonus if your employment has terminated or you are under notice (given or received) at the time of payment.

1.4
It is agreed that, where the Company operates a bonus scheme for a particular period, the Company will have a complete and unfettered discretion to alter, amend or discontinue any bonus scheme at the end of that period, in respect of any subsequent period and you will have no expectation of a continuation of the previous bonus scheme.

1.5	In the case of any conflict between the terms of this Agreement and the terms of any other scheme or arrangement the provisions of this Agreement shall prevail.

2	No right to compensation
Upon the termination of your employment, you will have no rights as a result of this Agreement or any alleged breach of this Agreement to any compensation under or in respect of any share options or long-term incentive plans in which you may participate or have received grants or allocations at or before the date the employment terminates. Any rights which you may have under such schemes will be exclusively governed by the rules of such schemes.

3	Expenses

3.1	You will be reimbursed for all reasonable out of pocket expenses in accordance with any costs incurred through your role as agreed with your line manager.

4	Place of Work

4.1
Your normal place of work is set out in Section 9 of the Appendix. However, you may be required to work at other sites or travel throughout the United Kingdom and overseas and stay away as necessary for the proper performance of your duties or as reasonably requested by the Company.

5	Overseas Work

You may be required to travel overseas on a frequent basis as part of your role in order to fulfil your contractual duties.

6	Working Hours
You have no normal working hours but are required to work during normal business hours and such other hours as may be reasonably necessary for the proper performance of your duties for the Group. You agree that the duration of your working time is not measured or pre-determined. You acknowledge that for statutory sick pay puposes, your qualifying days are Monday to Friday.

7	Holidays

7.1
You are entitled to the number of days' paid holiday in each period of 12 months from 1 January – 31 December each year (the “Holiday Year”) as set out in Section 12 of the Appendix. You may be required to work public holidays to support business needs.

7.2
The Company may specify when some holiday must be taken (such as any closures). You will be given notice of any such obligatory holiday dates as soon as possible. Other holiday must be agreed in advance with your line manager. For holidays of 1 week or more, you should give at least 4 weeks’ notice. For holidays of less than 1 week you should give at least 1 weeks’ notice, wherever possible.

7.3
If you do not take all your holiday entitlement in the relevant Holiday Year you are not entitled to receive payment for this. You may not usually carry forward any unused holiday entitlement in to the following Holiday Year; this would need to be agreed by the relevant Director.

7.4
In the years of commencement and termination of employment, your basic holiday entitlement will be calculated pro rata to the number of months worked in that year. If on termination of employment you have any unused holiday entitlement, the Company may either make a payment in lieu or require you to take it during any notice period. If you have exceeded your basic holiday entitlement you will be required to repay the excess holiday pay to the Company. This sum may be deducted from any monies due to you on termination of your employment.

12.5	Your holiday will be paid at basic rate. If you receive any overtime, this will be reconsolidated in January each year and the difference will be paid to you at this time.

8	Sickness and other absence

8.1
On your first working day of absence, you must inform the Company of your absence by telephone prior to your normal start time, in accordance with the Attendance Policy. Any unauthorised absence must be properly explained. If absent because of illness you are required to give details of the nature of the illness and any indication that can then be given of your anticipated length of absence. If your absence is due to bereavement, or to attend medical appointments, guidance on this is contained in the Attendance Policy.

8.2
When any period of absence continues beyond seven calendar days you are required to obtain a medical certificate and to forward this to the Human Resources Department. If illness continues after expiry of the first certificate further certificates must be obtained as necessary to cover the whole period of absence and forwarded to the Company on each occasion.

8.3
Your entitlement to sick pay (which is payable at the discretion of the Company and subject to your compliance with the above notification provisions) including statutory sick pay is shown in Section 13 of the Appendix.

8.4	Your level of sickness absence will be monitored by the Company. Continued and excessive absence may result in Formal Attendance actions against you.

9	Health and wellbeing

9.1
You are entitled to meet with our Occupational Health Doctor at any time during your employment. The company may also request you meet with Occupational Health after prolonged absence or if they feel your wellbeing is at stake. All referrals are confidential and reports to Management are held in the strictest of confidence with your approval.

10	Drug and Alcohol Testing

10.1
At any time during your employment the Company may require you to undergo a drug/alcohol test in accordance with the terms of the Company’s non-contractual drug and alcohol policy from time to time. If you are found to be under the influence of drugs and/or alcohol, it could be a disciplinary matter. In appropriate circumstances, it could be considered as gross misconduct, the penalty for which is summary dismissal.

11	Car Allowance/Company Car

11.1
If appropriate, and in order to assist you in the performance of your duties, under this contract or as a benefit of the role, (subject to you remaining legally qualified and fit to drive), the Company may provide you with a Company car cash allowance. If you are entitled to a car allowance, this will be set out in Section 14 of the Appendix.

11.2
The car allowance is provided to cover all business travel eventualities with respect to travel by vehicle. Employees in receipt of a car allowance must ensure their car is insured for business travel. The Company Car Policy (which does not form part of the terms of this Agreement) can provide further information.

12	Pension and Insurance Benefits

12.1
Delphi operates a Group Personal Pension Plan as detailed in Section 15 of the Appendix. Delphi will comply with legislative requirements and all employees will be automatically enrolled into the Group Personal Pension Plan. Employees will only be able to leave the Plan through opting out direct to the Pension Provider.

13	Normal Retirement Age

13.1	There is no normal retirement age in line with current legislation, however some insurance based benefits may cease to be offered after the age of 65, which may vary from time to time.

14	Company Property

14.1
You acknowledge that all mobile phones, laptops and other computer equipment, fuel cards, car keys, identity and access cards, books, notes, memoranda, records, lists of customers, suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings, confidential information and other documents and materials (whether made or created by you or otherwise) relating to the business of the Company, any Group company or any customer of the Company or Group Company and any copies, summaries or adaptations of them as appropriate;

(a)	Shall be and remain the property of the Company or customer;

(b)	Shall not be removed from the Company’s premises or copied, except in the proper performance of your duties; and

(c)	Shall be handed over to the Company on demand and in any event on the termination of your employment.

15	Confidentiality/Post Employment Obligations

20.1
The Employee shall not, whether during the period of his employment by the Company or at any time after its termination (howsoever arising) except in the proper performance of his duties, or in pursuance of any obligation arising from any statutory enactment or order of a competent court or tribunal or on the request of the Board:

(a)
Directly or indirectly make use of or divulge or communicate to any person firm company or organisation any Confidentiality Information which he has possessed during the continuance of his employment with the Company or any Group Company; or

(b)	Copy or reproduce in any form or by or on any media or device (or allow others to copy or reproduce) documents, disks, tapes or other material containing or referring to Confidential Information.

20.2
All documents (including copies), disks, tapes and other material (in whatsoever medium) held by the Employee containing or referring to Confidential Information or relating to the affairs and business of the Company or any Group Company (and whether or not prepared by him or supplied by the Company or any Group Company) shall be the property of the Company or the relevant Group Company and shall be delivered by him to the Company or the relevant Group Company upon the termination of his employment (howsoever arising).

20.3    These restrictions shall not apply:
(a)    To Confidential Information which has come into the public domain;

(b)	To any disclosure or use of Confidential Information authorised by the Board or required by law or in connection with the performance by the Employee of his duties with the Company;

(c)	So as to prevent the Employee from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended.

20.4	You shall not for a period of one year after the termination of your employment whether alone or jointly with others, directly or indirectly:

(a)
Interfere with, canvas, solicit, or cause to be canvassed, solicited or approached in respect of any services which are the same or similar to those which have been provided by the Company at any time during the preceding 12 months of your employment, any person, persons or Company who at the date of termination of your employment or during the period of one year prior to that date, was to your knowledge a customer or client of the Company and with whom you had dealings during the last twelve months of your employment.

(b)
Supply to or deal with in respect of any services which are the same as or similar to those which have been provided by the Company at any time during the last 12 months of your employment, any person, persons or Company who at the date of termination of your employment or during the period on 1 year prior to that date, was to your knowledge a customer or client of the Company and with whom you had dealings during the last 12 months of your employment.

(c)
Offer to employ or endeavour to employ or entice away from the Company to join a direct competitor or start up a competing venture, any person employed by Delphi Powertrain Systems Management Limited during the period of 12 months prior to your termination of employment and with whom you had personal dealings in the normal course of your employment. This applies for a period of one year.

(d)
Be employed by or hold any material interest in any person, firm or company which requires or might reasonably be thought by the company to require you to disclose or make use of any confidential business information in order properly to discharge your duties for the benefit of that person, firm or company and/or to further his interest in such person, firm or company.

20.5
At any time after the your termination of employment you shall not represent yourself or permit yourself to be held out by any person, firm or company as being in any way connected with or interested in the Company.

20.6
Whilst employed by the Company, you must not develop any business within the scope of services offered by Delphi Powertrain Systems Management Limited for your own (or others) benefit outside your employment, or after your employment has terminated for whatever reason. You accept that such business developed during your time employed by the Company will be assigned to Delphi Powertrain Systems Management Limited and that any gross profits made for a period of one year following termination of employment must be paid to the Company.

20.7
The restrictions above apply to all the Company’s clients including Clients which members of staff bring in to the business as a result of their employment with the Company. They are clients of the Company and not of the individual employee.

16	Intellectual Property

16.1
If the Employee in the course of the performance of his duties under this Agreeement of Employment shall create, make or discover any Intellectual Property or make any improvement upon a derivation from any existing work, invention or design whether or not the Intellectual Property has, or is capable of giving rise to, patents or rights equivalent to patents, registered design, copyright, design right, or other like protection and whether alone or in conjunction with any other employee or employees of the Company, or of any Group Company, or other persons, he shall immediately disclose such Intellectual Property to the Board and undertakes that at the Company's request and expense he shall at any time during or after the termination of his employment do all such acts and execute all such documents as may be necessary to vest all rights in or relating to any such Intellectual Property in the name of the Company and any Group Company to the intent that all such rights and any such invention, design or improvement shall subject, in relation to patents, to any applicable provisions of the Copyright Designs and Patent Act 1988, become the absolute property of the Company or its nominee. Nothing contained in this clause shall limit any statutory or other right of the Company or any Group Company in relation to any such intellectual Property.

17	Other Employment
You will (unless prevented by ill health or injury) devote the whole of your working time, attention and abilities during the employment to the business of the Group and will not, without the prior written consent of the Board:

(a)	accept any other appointment, work for or be directly or indirectly engaged in or concerned with the conduct of any other business, or prepare to do so; or

(b)
be directly or indirectly financially interested in any such business, although this will not prevent you from holding or being interested in genuine investments representing not more than three per cent of any class of shares or securities in any company, whether or not listed or dealt in on any recognised investment exchange.

18	Company Policy and Procedures

18.1
You agree to comply with the rules, policies and procedures of the Company, although these do not form part of your contract of employment and are subject to change. For the avoidance of doubt, the policies and procedures referred to in this Agreement are non-contractual.

19	Grievance Procedure

19.1
Any grievance you may have relating to your employment should be in line with the Company’s Grievance Policy which can be obtained from your line manager or Human Resources. Should you need to raise a grievance, this should usually be raised with your line manager in the first instance and formally inn writing to your line manager or Human Resources if the issue cannot be resolved informally. The terms of this policy do not form part of your contract of employment.

20	Disciplinary Procedure

20.1
The Company expects certain standards of conduct and performance from all employees and where an employee’s standards do not meet the Company’s expectations, or where they undertake misconduct, the Company will instigate the Disciplinary Policy. This can be obtained from your line manager or Human Resources. Any appeal should be in writing addressed to Human Resources. The terms of this policy do not form part of your contract of employment.

21	Equal Opportunities

21.1	The Company is fully committed to the active promotion of equal opportunities in its capacity as an employer and its provision of all its services to the community as a whole.

22	Health and Safety

22.1
The Company takes Health and Safety very seriously and you must comply with this at all times. Your obligations are set out in our company Health and Safety Policy and supporting procedures and processes. It is the individual responsibility of each employee to ensure the practical application of these in the workplace to ensure that Delphi Powertrain Systems Management Limited is a safe place to work.

23	IT Policy

23.1	You agree to comply with all aspects of the Company’s IT Policy which is subject to change.

23.2	You agree that the Company to which you provide services may intercept and monitor communications sent via any company communication systems or services of the Company.

24	Collective Agreements

24.1	There are no collective agreements which directly affect the terms and conditions of your employment.

25	Variation to standard and other terms and conditions

25.1
The Company reserves the right to make reasonable changes to these and any other agreed terms and conditions of employment. Minor changes of detail (e.g. in procedures) may be made from time to time and will be effected by a general notice to employees.

26	Public interest disclosure

26.1	Nothing in this Agreement shall prevent you from making a protected disclosure in good faith pursuant to the Public Interest Disclosure Act 1998.

27	Data Protection

27.1
You agree that personal data (other than sensitive personal data) as defined in the Data Protection Act 1998, relating to you and your employment may be processed by the Company to the extent that it is reasonably necessary in connection with your employment or the business of the Company, in line with the Data Protection Policy available from your line manager or Human Resources.

27.2
You agree that the Company may process sensitive personal data relating to you, including medical details and details of gender, race and ethnic origin. Personal data relating to gender, race and ethnic origin will be processed by the Company only for the purpose of monitoring the Company’s Equality Policy. You agree that the Company may disclose or transfer such sensitive personal data to other persons if it is required or permitted by law to do so for the purpose of monitoring the Company’s data.

27.3
Your consent to the transfer and disclosure of personal data as set out above shall apply regardless of the country of residence of the person to whom the data is to be transferred. Where the disclosure or transfer is to a person resident outside the European Economic Area, the Company shall take reasonable steps to ensure that your rights and freedom in relation to the processing of the relevant personal data are adequately protected.

28	Choice of law

28.1	This Agreement and any dispute or claim arising out of or in connection with it shall be governed and construed in accordance with English law.

28.2	All disputes or claims arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the English courts to which the parties irrevocably submit.

29	Whole Agreement

29.1
This Agreement (including the Appendix) and the Company policies and procedures sets out the entire agreement relating to your employment with the Company and shall replace any previous agreements and arrangements relating to your employment with the Company

Mike Clarke
Chief Human Resources Officer
Appendix to Employment Contract – January 1, 2018

The matters set out in this Appendix may only be amended by the issue of a new Appendix signed by you and the Company.

1. Job title	Chief Human Resources Officer reporting to the CEO & President
2. Date of commencement of employment	January 1, 2018
3. Date of commencement of continuous employment	June 1, 2015
4. Probationary Period	NA
5. Notice of termination	Your employment may be terminated at any time by either party giving not less than 6 months' notice in writing
6. Basic Salary/Pay	£384,560 per annum payable on the 19th of each month
7. Discretionary Bonus
You are eligible to participate in the Company's annual incentive plan (AIP). Your target annual incentive award will be 60% of your base salary and subject always to the terms of Clause 9 of this Agreement, any actual annual incentive payment will be determined taking into account to the terms of the AIP, in place from time to time.

8. Long Term Incentive Plan
You are eligible to participate in our Long-Term Incentive Plan (LTI).   LTI awards are granted annually in February in the discretion of the Board of Directors, and subject to such terms as the Board considers appropritate. Typically an award may consist of 25% time-based restricted stock units (RSU) which vest rateably over three years beginning on the one year anniversary of the grant; and 75% Performance-based restricted stock units (PRSU’s) which vest after a three-year performance period.

9. Place of work	Angel Court, London EC2R 7BH
10. Hours of work	See clause 14

11. Overtime	Not applicable.
12. Holidays
The holiday year runs from 1st January to 31st December. Your holiday entitlement will be on a pro rata basis according to your contracted hours and start date within a year. If you leave the Company part way through a year, your holiday will be calculated up to your leave date.
Your holiday terms are as below:
•    27 Days holiday per annum
•    8 statutory bank holidays

For employees with long service the following will apply:

After 10 years’ service – 1 additional day holiday entitlement from the start of the subsequent leave year

13. Sickness
Length of service Duration of payment
0 – 5 years’ service 3 months following the month in which the illness occurs
5 – 9 years’ service 4 months following the month in which the illness occurs
9 – 12 years’ service 5 months following the month in which the illness occurs
12 – 15 years’ service 6 months following the month in which the illness occurs
15 – 17 years’ service 7 months following the month in which the illness occurs
17 – 19 years’ service 8 months following the month in which the illness occurs
19 – 22 years’ service 10 months following the month in which the illness occurs
22 – 23 years’ service 11 months following the month in which the illness occurs
23 years’ service 12 months following the month in which the illness occurs
And thereafter at the Director’s discretion. This is subject to adherence to adherence to the absence procedure. This will be calculated on a rolling 12 month basis.

14. Car/Car Allowance
You will maintain your current company provided vehicle until the current lease ends or you fully relocate to the UK. At that time, you are entitled to a monthly car allowance of £1,000 paid via payroll and subject to normal deductions. This is non-pensionable and is not incorporated into your salary for the purposes of annual salary reviews or bonus payments, if applicable.

15. Other benefits
Pension: You are entitled to participate in the Group Personal Pension Plan which the company will contribute to dependant on your contribution amount. You will receive further information of this separately.

Life Assurance: If you are a member of the Defined Contribution Pension Plan, you are entitled to four times basic salary death in service benefit. If you are not in the scheme, you are not eligible for this benefit.

Voluntary Benefits:
The company offers a range of voluntary benefits which are not contractual and may be changed from time to time; include the removal of the voluntary benefit, according to the business needs.

 Private Medical Insurance: You are entitled to fully funded Private Medical Insurance for yourself and eligible members of your family in a Company nominated private health care scheme, subject to meeting conditions and eligibility criteria imposed by the insurance provider and subject to the rules of such schemes.

This is regarded as a taxable benefit by the Inland Revenue and you are required to pay tax on the Company’s contributions.

Health Cash Plan: You are eligible for inclusion in our health cash plan further details will be communicated to you.

Childcare Vouchers: Company offers Childcare Vouchers which can be deducted direct through your salary. For further information on this benefit, please contact a member of Human Resources.

Holiday Purchase: You are able to purchase up to 5 days holiday each year. This can be purchased from the company ahead of the start of the holiday year and will be communicated when this process is open for applications.

Relocation: You will covered under the Company’s relocation policy as your work location moves from Luxembourg to the UK.

Tax Preparation Assistance: You will receive Company provided tax preparation assistance for 2017 and 2018 in conjunction with your work location moving from Luxembourg to the UK.

Tax Equalization: Your UK compensation will be tax-equalized to Luxembourg for 2018. No tax equalization will be provided beyond 2018.

You and the Company agree to appendix terms outlined above:

Signed:	/s/ Mike Clarke	Date:	12/11/17
Mike Clarke

On behalf of Delphi Powertrain Systems Management Limited

Signed:	/s/ Philip Napoli	Date:	12/6/17
Philip Napoli Vice President Total Rewards

Signed:	/s/ Liam Butterworth	Date:	12/6/17
Liam Butterworth Chief Executive Officer & President